CUSIP No. 644398109	13D	Page 9 of 50 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this Joint Filing Agreement is attached, and any amendments thereto filed by either or both of the undersigned, is filed on behalf of each of them.

Dated: March 22, 2002

/s/ EDWARD J. BONN

Edward J. Bonn

BEF, LLC

By /s/ EDWARD J. BONN

Edward J. Bonn Manager